Exhibit 23

Consent of Independent Registered Public Accountants

The Board of Directors
Metris Companies Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-42529 and 333-78345) on Form S-8 of Metris Companies Inc., of our report dated June 25, 2004 with respect to the statements of net assets available for benefits of the Metris Companies Inc., Retirement Plan as of December 31, 2003 and 2002, the related statements of changes in net assets available for benefits for the years ended December 31, 2003 and 2002, and related schedule as of December 31, 2003, which report appears in the December 31, 2003 annual report on Form 11-K of the Metris Companies Inc., Retirement Plan.

/s/ KPMG LLP
Minneapolis, Minnesota
June 11, 2004

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